Exhibit 99.1

APPVION, INC. ANNOUNCES AMENDMENTS TO TENDER OFFER AND CONSENT SOLICITATION FOR ITS 10.50% SENIOR SECURED NOTES DUE 2015 AND THE TERMINATION OF ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 9.75% SENIOR SUBORDINATED NOTES DUE 2014 AND 11.25% SECOND LIEN NOTES DUE 2015

(Appleton, Wis., June 24, 2013) Appvion, Inc. (the “Company”), formerly Appleton Papers Inc., today announced amendments to the terms of its previously announced tender offer to purchase any and all of its outstanding 10.50% Senior Secured Notes due 2015 (the “First Lien Notes”) and consent solicitation to effect certain proposed amendments (the “Proposed Amendments”) to the indenture governing the First Lien Notes (the “First Lien Notes Indenture”) (collectively, as amended, the “Tender Offer and Consent Solicitation”).

Concurrently, the Company announced the termination of its previously announced tender offer to purchase any and all of its outstanding 9.75% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”) and 11.25% Second Lien Notes due 2015 (the “Second Lien Notes”) and consent solicitation to effect certain proposed amendments to the indenture governing the Second Lien Notes (as supplemented and amended, the “Second Lien Notes Indenture”).

The Company will not accept any Senior Subordinated Notes or any Second Lien Notes tendered for purchase or any consents accompanying Second Lien Notes delivered, and the Company will not amend the Second Lien Notes Indenture.

The Company is proceeding with the Tender Offer and Consent Solicitation with respect to the First Lien Notes pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 31, 2013 (the “Original Statement”), as supplemented and amended by Supplement No.1 thereto dated June 24, 2013. The total consideration (the “Total Consideration”) for each $1,000 principal amount of First Lien Notes validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on June 27, 2013 (the “Expiration Time”) is $1,059.68, which includes a consent payment of $50.00 per $1,000 principal amount of First Lien Notes.

All holders that validly tender (and do not validly withdraw) First Lien Notes and validly deliver (and do not validly revoke) the accompanying consents at or prior to the Expiration Time will receive the Total Consideration. In addition to the Total Consideration, all holders whose First Lien Notes are accepted for purchase will receive accrued and unpaid interest from the last interest payment date to, but not including, the settlement date.

First Lien Notes tendered (and consents delivered) by any holder of the First Lien Notes prior to the date of this announcement, as well as those tendered (and delivered) from and after the date hereof but prior to the Expiration Time, may be withdrawn (and validly revoked) at or prior to the Expiration Time.

Jefferies LLC (“Jefferies”) is acting as the dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation and i-Deal LLC (“i-Deal”) is acting as the information agent for the Tender Offer and Consent Solicitation. Requests for documents may be directed to i-Deal at (888) 593-9546 (toll-free) or (212) 849-3880. Questions regarding the Tender Offer and Consent Solicitation may be directed to Jefferies at (888) 708-5831 (toll-free) or (203) 708-5831 (collect).

825 East Wisconsin Avenue	P.O. Box 359	Appleton, WI	54912-0359	920-734-9841	appvion.com

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offer and Consent Solicitation are being made solely by means of the Original Statement, and the accompanying Letter of Transmittal and Consent, each as supplemented and amended on June 24, 2013 (collectively, the “Offer Documents”). The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Tender Offer and Consent Solicitation. The Tender Offer and Consent Solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the dealer manager and solicitation agent, the information agent, or the trustee and collateral agent under the First Lien Notes Indenture, or any of their respective affiliates, is making any recommendation as to whether or not holders should tender all or any portion of their First Lien Notes in the Tender Offer or deliver accompanying consents to the Proposed Amendments.

About Appvion, Inc.

Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The company produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

Media Contact:	Bill Van Den Brandt

Senior Manager, Corporate Communications

920-991-8613

bvandenbrandt@appvion.com

825 East Wisconsin Avenue	P.O. Box 359	Appleton, WI	54912-0359	920-734-9841	appvion.com